Exhibit 10.19
Execution Version
SEPARATION AND CONSULTING AGREEMENT
As used in this Separation and Consulting Agreement (this “Agreement”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement, dated May 14, 2019 (the “Employment Agreement”), with EQT Avatar Parent L.P. and Certara, Inc. (formerly known as Certara USA, Inc.) (the “Company”). This Agreement is being signed in connection with my anticipated termination of employment as of December 31, 2025 (the “Termination Date”). The Company and I have agreed that my termination on the Termination Date will be treated as a termination without Cause for purposes of the Employment Agreement and, accordingly, I will be entitled to receive the Severance Benefits (as described on Exhibit A hereto) in accordance with the terms of the Employment Agreement, contingent upon my execution and non-revocation of this Agreement. In accordance with Section 7(b) of the Employment Agreement, I shall be deemed to have resigned from any and all directorships, committee memberships, and, except as is specifically provided in the immediately following paragraph, any other positions I hold with the Company or any other member of the Company Group, effective as of the Termination Date.
The Company and I have agreed that, commencing immediately following the Termination Date, the Company shall engage me as a consultant (the period during which I perform services as a consultant, the “Consulting Period”) pursuant to the terms set forth in this paragraph. During the Consulting Period, I shall not be an officer, director or employee of the Company or its affiliates and I shall not have any policy-making functions with respect to any such entities. During the Consulting Period, I shall provide transition services to the Company on an as- needed basis, including assisting the Board and the successor Chief Executive Officer of the Company (the “Successor CEO”) with matters relating to facilitating the transition of my duties and responsibilities to the Successor CEO (the “Transition Services”) and, as compensation for the Transition Services, the Company shall pay me a consulting fee of $20,000 per month (prorated for any partial month during which I perform the Transition Services) during the Consulting Period, payable in accordance with the regular payroll practices of the Company. The Company and I agree that either party may terminate the Consulting Period upon five (5) days’ prior written notice to the other party; provided that the Company may terminate the Consulting Period with immediate effect upon written notice to me if I (i) breach any restrictive covenants or (ii) am convicted of a felony. During the Consulting Period and thereafter, I will not be restricted from engaging in other activity (paid or unpaid) outside of the Company, subject to my adhering to all applicable restrictive covenants and provided that any such activity does not conflict with my duties and responsibilities in providing the Transition Services during the Consulting Period. I acknowledge and agree that I will not be eligible to participate in any Company benefit plans or receive any executive or employee perquisites during or following the Consulting Period, except as is provided pursuant to the Severance Benefits.
For and in consideration of the Severance Benefits, and other good and valuable consideration, I, William Feehery, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its

Exhibit 10.19
terms, do fully and forever release, remise, and discharge each of the Parent and each of its direct and indirect subsidiaries and affiliates, including the Company, together with their respective

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officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Agreement, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Agreement, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Agreement to the contrary, by executing this Agreement, I am not releasing (i) any claims relating to my rights under Section 7 of the Employment Agreement, including under the Equity Documents, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy or agreement providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I —
•Am able to read the language, and understand the meaning and effect, of this Agreement;
•Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Agreement or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Agreement;
•specifically agreeing to the terms of the release contained in this Agreement because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Agreement;
•Acknowledge that, but for my execution of this Agreement, I would not be entitled to the Severance Benefits;

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•Understand that, by entering into this Agreement, I do not waive rights or claims under ADEA that may arise after the date I execute this Agreement;
•Had or could have twenty-one (21) days from the date I received this Agreement (the “Expiration Date”) in which to review and consider this Agreement, and that if I execute this Agreement prior to the Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•Have not relied upon any representation or statement not set forth in this Agreement or my Employment Agreement made by the Company or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Agreement; and have signed this Agreement knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit. This paragraph shall not apply, however, to a claim of age discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Agreement and the Severance Benefits will control as the exclusive remedy and full settlement of all such claims by me.
Nothing in this Agreement shall prohibit or impede me from communicating, cooperating or filing a complaint with any Governmental Entity with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. I understand and acknowledge that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I understand and acknowledge further that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Except as otherwise provided in this paragraph or under applicable law, under no circumstance am I authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product, or the Company’s trade

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secrets, without the prior written consent of the Company’s General Counsel or other officer designated by the Company. I do not need the prior authorization of (or to give notice to) any member of the Company Group regarding any communication, disclosure, or activity permitted by this paragraph.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Company Group and affirmatively agree not to seek further employment with the Company or any other member of the Company Group.
Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Agreement by notifying the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel, with copy to the Board. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Agreement. Provided that this Agreement is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date. I acknowledge and agree that if I revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.
The provisions of this Agreement shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF PENNSYLVANIA, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

/s/ William Feehery
William Feehery
Date: December 10, 2025

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Solely for purposes of the first and second paragraphs of this Agreement:

CERTARA, INC.

/s/ Daniel Corcoan
By: Daniel Corcoran
Its: Senior Vice President and General Counsel
Date: December 10, 2025

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Exhibit A
In accordance with the terms of my Employment Agreement, the Severance Benefits include the following amounts:
•My Accrued Obligations;
•My 2025 Annual Bonus amount calculated pursuant to the Company’s Annual Incentive Bonus Plan payout calculation applicable to similarly situated executives of the Company;
•An amount equal to $1,591,350 representing 1-times the sum of my Base Salary and Target Annual Bonus, payable in the form of payroll continuation payments over the Severance Term; and
•Subsidized COBRA continuation coverage during the Severance Term (subject to my timely election to receive COBRA continuation coverage).
In addition, in accordance with their respective terms, (i) one-third of the time-vested restricted stock units granted to me on May 20, 2025 will vest on the Termination Date and (ii) one-third of the performance stock units granted to me on May 20, 2025 (the “2025 PSUs”) will remain outstanding following the Termination Date and shall be eligible to become Earned PSUs at the end of the Performance Period if the applicable performance goals are achieved. Each capitalized term in this paragraph that is not defined will have the meaning ascribed to it in the award agreement for the 2025 PSUs.
Also, the Company has agreed to reimburse me for the attorneys’ fees incurred by me in connection with the separation of my employment up to a cap $20,000.

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